Exhibit 4.10

FIRST AMENDMENT dated as of December 5, 2014 (this “Amendment”), to the CREDIT AGREEMENT dated as of May 7, 2014 (the “Credit Agreement”), among CONSTELLIUM N.V., a Dutch limited liability company registered under number 34393663, the LENDERS from time to time party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent.

WHEREAS the Lenders have agreed to extend credit to the Borrower under the Credit Agreement on the terms and subject to the conditions set forth therein;

WHEREAS the Borrower is party to that certain Unit Purchase Agreement (the “Unit Purchase Agreement”), dated October 3, 2014, among the Borrower, Wise Metals Holdings LLC (the “Seller”) and Silver Knot, LLC, as Seller’s representative, pursuant to which the Borrower will purchase from the Seller all right, title and interest of Seller in all of the issued and outstanding membership interest of Wise Metals Intermediate Holdings LLC (the purchase of such membership interests, the “Transaction”);

WHEREAS the Borrower has requested that, subject to the consummation of the Transaction, the Credit Agreement be amended to (a) increase the aggregate amount of the Commitments by €25,000,000 to an aggregate total amount of €145,000,000 (the “Commitment Increase”), such additional Commitments to be provided by Persons that were Lenders immediately prior to the effectiveness of this Amendment and whose names and Commitment Increase appear on Schedule 2.01A hereto and (b) effect certain other amendments to the Credit Agreement as set forth herein; and

WHEREAS the parties hereto, which include (a) each Person that will provide a Commitment Increase and (b) each of the Lenders (immediately prior to giving effect to the Commitment Increase), are willing to amend the Credit Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined herein (including in the preamble and the recitals hereto) have the meanings assigned to them in the Credit Agreement.

SECTION 2. First Amendment Effective Date Amendments. Effective as of the First Amendment Effective Date, the Credit Agreement shall be amended as follows:

(a) Amendments to Section 1.01. Section 1.01 of the Credit Agreement shall be amended as follows:

(i) The following new defined terms are added in appropriate alphabetical order:

“First Amendment” means the First Amendment to this Agreement.

“First Amendment Effective Date” has the meaning assigned to such term in the First Amendment, which shall be December 5, 2014.

“Note Escrow” means an escrow arrangement reasonably satisfactory to the Administrative Agent for the deposit of the gross proceeds of the notes to be issued by Constellium N.V. in connection with the Wise Acquisition into an escrow account in accordance with the terms of the indenture related thereto.

“Wise Acquisition” means the purchase of all of the right, title and interest of Wise Metals Holdings LLC in all of the issued and outstanding membership interest of Wise Metals Intermediate Holdings LLC pursuant to that certain Unit Purchase Agreement dated October 3, 2014, among the Borrower, as purchaser, Wise Metals Holdings LLC, as seller, and Silver Knot, LLC, as representative of Wise Metals Holdings LLC.

(ii) The definition of “Permitted Lien” shall be amended by adding clause (ii) in its entirety as follows:

(ii) Liens under the Note Escrow.

SECTION 3. Commitment Increase Effective Date Amendments. Effective as of the Commitment Increase Effective Date, the Credit Agreement shall be amended as follows:

(a) Amendment to Schedules. Schedule 2.01A attached to this Amendment shall be appended to the Credit Agreement and shall become a schedule thereto and part thereof.

(b) Amendments to Section 1.01. Section 1.01 of the Credit Agreement shall be amended as follows:

(i) The following new defined terms are added in appropriate alphabetical order:

“Commitment Increase Effective Date” has the meaning assigned to such term in the First Amendment.

“Wise ABL Facility” means that certain Credit Agreement, dated as of December 11, 2013, by and among Wise Alloys LLC, the other Credit Parties party thereto, the Lenders party thereto from time to time and General Electric Capital Corporation, as Agent.

“Wise Existing Debt” means the Wise Holdco Notes, the Wise Opco Notes and the Wise ABL Facility.

“Wise Guarantee Restrictions” means one or more covenants, provisions or terms in any of the Wise Existing Debt that would be contravened, violated or otherwise breached by one or more of the Wise Subsidiaries guaranteeing any of the Loan Document Obligations.

“Wise Holdco Notes” means those certain 9.75 / 10.50% Senior PIK Toggle Notes due 2019 issued pursuant to an indenture, dated as of April 16, 2014, by and among Wise Metals Intermediate Holdings LLC, Wise Holdings Finance Corporation and Wilmington Trust, National Association, as Trustee.

“Wise Opco Notes” means those certain 8.75% Senior Secured Notes due 2018 issued pursuant to an indenture, dated as of December 11, 2013, by and among Wise Metals Group LLC, Wise Alloys Finance Corporation, the guarantors party thereto and Wells Fargo Bank, National Association, as Trustee and Collateral Agent.

“Wise Subsidiary” means any of Wise Metals Intermediate Holdings LLC and its direct and indirect subsidiaries.

(ii) The definition of the term “Commitment” shall be amended and restated in its entirety to read as follows:

“Commitment” means an Initial Commitment or a Commitment Increase, as the context may require. The aggregate amount of the Lenders’ Commitments after giving effect to the Commitment Increase Effective Date is €145,000,000, with each Lender’s Commitment Increase as of such date and aggregate commitment as of such date set forth on Schedule 2.01A hereto.”

(iii) The definition of the term “Maturity Date” shall be amended and restated in its entirety as follows:

“Maturity Date” means the earlier of (i) the third anniversary of the Commitment Increase Effective Date, which shall be                          1, 2018 and (ii) January 5, 2018.

(iv) The definition of the term “Permitted Lien” shall be amended as follows:

(a) Clause (p) of the definition of “Permitted Lien” shall be amended and restated in its entirety to read as follows:

(p) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with the Factoring Facilities and Qualified Receivables Financings permitted pursuant to Section 6.01(b)(xvii);

[1]	To be inserted by the Administrative Agent.

(b) Clause (ff) of the definition of “Permitted Lien” shall be amended and restated in its entirety to read as follows:

(ff) Liens securing (x) Indebtedness Incurred pursuant to Section 6.01(b)(i) or Section 6.01(b)(ii) or (y) obligations under that certain Advance Extension Agreement, dated August 21, 2012, between Wise Alloys LLC and Rexam Beverage Can Company, as amended, in an aggregate amount not to exceed €20,000,000;

(c) Amendment to Article II. Article II of the Credit Agreement shall be amended to replace the number “€30,000,000” with the number “€5,000,000” in Section 2.17(a) thereof.

(d) Amendment to Article V. Article V of the Credit Agreement shall be amended as follows:

(i) Section 5.11(a) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(a) Subject to the Guarantee Principles, the Borrower shall ensure that, as of the last day of any fiscal quarter following the Closing Date, solely to the extent any Loans are outstanding on such date, (i) for the applicable Test Period ending on such date, the EBITDA of the Borrower and the Subsidiary Loan Parties, taken together, represents not less than 75% of the consolidated EBITDA of the Borrower and its Restricted Subsidiaries (excluding any Wise Subsidiary until such time that the Wise Guarantee Restrictions shall cease to be applicable with respect to such Wise Subsidiary) and (ii) as of such date, the Total Assets of the Borrower and the Subsidiary Loan Parties, taken together, represent not less than 60% of the consolidated Total Assets of the Borrower and its Restricted Subsidiaries (excluding any Wise Subsidiary until such time that the Wise Guarantee Restrictions shall cease to be applicable with respect to such Wise Subsidiary) (the “Guarantor Coverage Test”).

(e) Amendments to Article VI. Article VI of the Credit Agreement shall be amended as follows:

(i) Section 6.01(b)(i) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(i) (x) at all times during which the Wise Guarantee Restrictions are applicable with respect to any Wise Subsidiary, (1) the Incurrence by Constellium Holdco II B.V. or any U.S. Loan Party of Indebtedness under the ABL Facility provided that the aggregate amount of Indebtedness thereunder shall not exceed $200,000,000 and (2) the Incurrence by Constellium Holdco II B.V. or any Wise Subsidiary of Indebtedness under the Wise ABL Facility provided that the aggregate amount of Indebtedness thereunder shall not exceed $450,000,000, plus, in each case, the amount necessary to pay any fees and expenses, including premiums, related in connection with any refinancing, refunding, extension, renewal or replacement of such Indebtedness and (y) at all times during which the Wise Guarantee Restrictions shall cease to be applicable with respect to all Wise Subsidiaries, the Incurrence by Constellium Holdco II B.V. or any U.S. Loan Party of Indebtedness under the ABL Facility or Wise ABL Facility provided that the aggregate amount of Indebtedness thereunder, together with any Indebtedness outstanding under clause 6.01(b)(i)(x), shall not exceed $650,000,000 plus the amount necessary to pay any fees and expenses, including premiums, related in connection with any refinancing, refunding, extension, renewal or replacement of such Indebtedness;

(ii) Section 6.01(b)(xvii) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(xvii) Indebtedness incurred under (i) the Factoring Facilities and (ii) any other Qualified Receivables Financing; provided that the aggregate principal amount of Indebtedness at any time outstanding pursuant to this clause (xvii) in respect of which the Borrower or any Subsidiary (other than the Wise Subsidiaries) shall be liable shall not exceed €450,000,000;

(iii) The proviso at the end of the first sentence of the final paragraph of Section 6.01 shall be amended and restated in its entirety to read as follows:

provided that all Indebtedness under the ABL Facility and the Wise ABL Facility on the Commitment Increase Effective Date will be deemed to have been Incurred on such date in reliance on clause (b)(i), and the Borrower shall not be permitted to reclassify all or any portion of such Indebtedness.

(iv) Section 6.08 of the Credit Agreement shall be amended by replacing “2.50” with “4.50”.

(v) Section 6.09 of the Credit Agreement shall be amended by replacing “3.50” with “2.50”.

SECTION 4. Concerning Commitments. Each Person whose name appears on Schedule 2.01A hereto acknowledges and agrees that, on and as of the Commitment Increase Effective Date, such Person shall be a Lender under the Credit Agreement as amended hereby and shall have a Commitment as set forth next to the name of such Person on Schedule 2.01A hereto. Each party hereto acknowledges and agrees that, on and as of the Commitment Increase Effective Date, Schedule 2.01A hereto sets forth all the Commitments of all the Lenders.

SECTION 5. Representations and Warranties. In order to induce the Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, the Borrower represents and warrants to the Lenders for itself and the Loan Parties that are its Subsidiaries that:

(a) Each of the Loan Parties has the power and authority to execute, deliver and perform its obligations under this Amendment, the Credit Agreement, as amended by this Amendment (the “Amended Agreement”) and each of the other Loan Documents to which it is a party.

(b) The execution, delivery and performance by each of the Loan Parties party to this Amendment, the Amended Agreement and each of the other Loan Documents to which it is a party (a) have been duly authorized by all corporate, public limited company or limited liability company or partnership action required to be obtained by such Loan Party and (b) will not (i) (A) violate any provision of law, statute, rule or regulation, or of the Organizational Documents of such Loan Party, (B) violate any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) violate, be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any indenture, certificate of designation for preferred stock, agreement or any other instrument to which such Loan Party is a party or by which any of them or their property is or may be bound, where any such conflict, violation, breach or default referred to in this clause (i) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.06 of the Credit Agreement.

(c) No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution, delivery and performance by each of the Loan Parties of this Amendment, the Amended Agreement and the other Loan Documents to which it is a party, except for (a) such as have been made or obtained and are in full force and effect, and (b) such other actions, consents, approvals, registrations or filings with respect to which the failure to be obtained or made could not reasonably be expected to have a Material Adverse Effect.

(d) When this Amendment has been duly executed and delivered by the Borrower and each Loan Party that is a party hereto, this Amendment and the Amended Agreement shall constitute a legal, valid and binding obligation of the Borrower and each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e) Before and after giving effect to this Amendment, the representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct in all material respects (in all respects in the case of representations and warranties qualified by materiality, Material Adverse Effect or similar language in the text thereof) on and as of the First Amendment Effective Date (or Commitment Increase Effective Date, as applicable) with the same effect as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were so true and correct as of such earlier date.

(f) As of the First Amendment Effective Date (or Commitment Increase Effective Date, as applicable), before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment.

SECTION 6. Effectiveness. This Amendment shall become a binding agreement of the parties hereto and the Amendments set forth in Section 2 shall become effective as of the date (the “First Amendment Effective Date”) on which all of the following conditions precedent have been satisfied (or waived in accordance with Section 9.02 of the Credit Agreement):

(a) The Administrative Agent (or its counsel) shall have received duly executed counterparts hereof that, when taken together, bear the authorized signatures of the Borrower, each Person providing a Commitment Increase and each of the Lenders;

(b) The Administrative Agent (or its counsel) shall have received a Reaffirmation Agreement, in form and substance satisfactory to the Administrative Agent, duly executed by each Subsidiary Loan Party, pursuant to which each Subsidiary Loan Party shall consent to the amendments effected by this Amendment and acknowledge that the Guarantee Agreement remains in full force and effect in accordance with its terms and constitutes a guarantee of the Loan Document Obligations as modified by this Amendment;

(c) The Administrative Agent shall have received to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under the Credit Agreement; and

(d) The Administrative Agent shall have received a certificate of a Responsible Officer confirming the accuracy of the representations and warranties set forth in Section 5 hereof.

The Administrative Agent shall notify the Borrower and the Lenders of the First Amendment Effective Date, and such notice shall be conclusive and binding.

SECTION 7. Conditions to the Commitment Increase. Notwithstanding anything contained herein, the Amendments set forth in Section 3 shall be subject to prior or concurrent satisfaction of the following conditions (the date on which such conditions are satisfied, the “Commitment Increase Effective Date”):

(a) The Transaction shall have been consummated on the terms described in the Unit Purchase Agreement, without giving effect to any amendment, waiver, consent or other modification thereof by the Borrower that is materially adverse to the interests of the Lenders (in their capacities as such);

(b) The Administrative Agent shall have received a certificate of a Responsible Officer confirming the accuracy of the representations and warranties set forth in Section 5 hereof and the satisfaction of the condition to effectiveness set forth in Section 7(a) hereof;

(c) The Administrative Agent shall have received for the account of each Lender whose name appears on Schedule 2.01A hereto and that executes and delivers a copy of this Amendment to the Administrative Agent (i) an amendment fee in an amount equal to 0.25% of the aggregate amount of the Commitments of such Lender as in effect immediately prior to the effectiveness of this Amendment and (ii) an upfront fee in an amount equal to 1.50% of the aggregate amount, if any, by which the aggregate amount of the Commitments of such Lender as set forth on Schedule 2.01A hereto exceeds the aggregate amount of the Commitments of such Lender as in effect immediately prior to the effectiveness of this Amendment;

(d) The Administrative Agent shall have received all other fees and other amounts due and payable on or prior to the Commitment Increase Effective Date, including, any amounts payable to it for the account of any Lender and, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under the Credit Agreement;

(e) The Administrative Agent shall have received a closing certificate from a secretary or assistant secretary of the Borrower, in each case, certifying as to (i) resolutions duly adopted by the board of directors (or equivalent governing body) of the Borrower authorizing the execution, delivery and performance of this Amendment (and the Loan Documents or other documents executed in connection therewith or herewith in each case as amended hereby), (ii) copies of organizational documents (or, if applicable, a certification that that there has been no change to such entity’s organizational documents previously delivered to the Administrative Agent on the Closing Date, as applicable, and such organizational documents remain in full force and effect as of the Commitment Increase Effective Date), (iii) incumbency and specimen signatures of each officer executing any Loan Document on behalf of the Borrower and (iv) the good standing of the Borrower;

(f) The Administrative Agent shall have received the executed legal opinion of Wachtell, Lipton, Rosen & Katz, special New York counsel to the Borrower and the other Loan Parties, as customary for transactions of this type, which shall be in form and substance reasonably satisfactory to the Administrative Agent; and

(g) The Administrative Agent shall have received the executed legal opinion of Stibbe, Netherlands counsel to the Borrower and the other Loan Parties, as customary for transactions of this type, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

The Administrative Agent shall notify the Borrower and the Lenders of the Commitment Increase Effective Date, and such notice shall be conclusive and binding.

SECTION 8. Effect of this Amendment. (a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Agents or the Lenders under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect (it being understood and agreed that all interest and fees accruing under the Credit Agreement in respect of periods prior to the Commitment Increase Effective Date will accrue at the rates specified in the Credit Agreement prior to its amendment by this Amendment and be payable at the times provided in the Credit Agreement). Nothing herein shall be deemed to entitle any Loan Party to any other consent to, or any other waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

(b) On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “herein”, “hereunder”, “hereto”, “hereof” and words of similar import shall, unless the context otherwise requires, refer to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other Loan Document shall be deemed to be a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

(c) This Amendment shall be binding upon and inure to the benefit of the Borrower and the other Loan Parties and each of their respective successors and assigns, and upon the Administrative Agent and the Lenders and their respective successors and assigns.

SECTION 9. Applicable Law; Jurisdiction. (a) THIS AMENDMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT, OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS AMENDMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

(b) Section 9.10(b) of the Credit Agreement will apply with like effect to this Amendment and any dispute arising hereunder.

SECTION 10. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which, when taken together, shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 11. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 12. Fees and Expenses. The Borrower agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Latham & Watkins LLP, counsel for the Administrative Agent. All fees shall be payable in immediately available funds and shall not be refundable.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

CONSTELLIUM N.V.

/s/ Jeremy Leach
Name: Jeremy Leach
Title: Authorized Signatory

[First Amendment Signature Page]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Lender

/s/ Marcus Tarkington
Name: Marcus Tarkington
Title: Director

/s/ Michael Winters
Name: Michael Winters
Title: Vice President

[First Amendment Signature Page]

Name of Institution: GOLDMAN SACHS BANK USA

/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

[First Amendment Signature Page]

Name of Institution: Mediobanca – Banca di Credito Finanziario S.p.A.

/s/ Dominique Maurel
Name: Dominique Maurel
Title: Authorised attorney

Name of Institution: Mediobanca – Banca di Credito Finanziario S.p.A.

/s/ Alessandro Sauro Montevecchi
Name: Alessandro Sauro Montevecchi
Title: Authorised attorney

[First Amendment Signature Page]

Name of Institution: HSBC

/s/ Patrick Chauliac
Name: Patrick Chauliac
Title: Managing Director

Name of Institution:

/s/ Alexandre Girod
Name: Alexandre Girod
Title: Managing Director

SOCIÉTÉ GÉNÉRALE, as Lender

/s/ Patrick Sandray
Name: Patrick Sandray
Title: Managing Director, Leverage Finance Head of France, Italy and Switzerland

Name of Institution: NATIXIS

/s/ FARGEAT Régis
Name: FARGEAT Régis
Title: Relationship Manager

Name of Institution: NATIXIS

/s/ HERVY Régis
Name: HERVY Régis
Title: Relationship Manager

Name of Institution: BNP PARIBAS

/s/ Erick Caussou
Name: Erick Caussou
Title: Corporate Acquisition Finance

SCHEDULE 2.01A

COMMITMENTS OF ALL LENDERS

AS OF THE COMMITMENT INCREASE EFFECTIVE DATE

Lender	Commitment
Deutsche Bank AG New York Branch	€25,000,000
BNP Paribas	€20,000,000
Goldman Sachs Bank USA	€20,000,000
HSBC France SA	€20,000,000
Mediobanca- Banca di Credito Finanziario S.p.A.	€20,000,000
Natixis	€20,000,000
Societe Generale	€20,000,000